Exhibit 8.1


                                     [LETTERHEAD]



                                                  August 29, 1997


Western Bancorp,
   1251 Westwood Blvd.,
      Los Angeles, California 90024.

Western Bank,
   1251 Westwood Blvd.,
      Los Angeles, California 90024.

Gentlemen:

          We have acted as counsel to Western Bancorp, a California corporation ("Western"), and Western Bank, a California banking corporation ("Western Bank"), in connection with the merger of Santa Monica Bank, a California banking corporation (the "Company"), with and into Western Bank as contemplated by the Agreement and Plan of Merger dated as of the 30th day of July, 1997, by and among Western, Western Bank and the Company (the "Merger Agreement"), and we render this opinion to you pursuant to Section 5.1(g) of the Merger Agreement. Capitalized terms not defined herein have the meanings assigned to them in the Merger Agreement.

Western Bancorp
Western Bank                                                                 -2-

          For purposes of the opinion set forth below, we have examined (i) the Merger Agreement, (ii) the letters of representation and certificates that we have received from Western, Western Bank and the Company, and (iii) such other matters as we have deemed necessary or appropriate for purposes of rendering this opinion.

          In connection with this opinion and with your consent, we have assumed and not attempted to verify independently that:

          (1) the Merger will be effected in accordance with the Merger Agreement and will not be effected under the circumstances described in Section 1.3(c)(iii) of the Merger Agreement;

          (2) all the provisions of the Merger Agreement will be performed in accordance with their terms;

          (3) the representations made to us in letters from Western, Western Bank and the Company are true and complete and will continue to be true and complete between the date of this opinion and the Effective Time;

          (4) No persons other than those listed as 5% shareholders in the representation letter we have received from the Company own 5% or more of the Company Common Stock; and

Western Bancorp
Western Bank                                                                 -3-


          (5) there will be no change in any of the facts or applicable law material to this opinion between the date of this opinion and the Effective Time.

          On the basis of the foregoing, we advise you that, in our opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and Western, Western Bank and the Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code.


                                             Very truly yours,

                                             /s/ Sullivan & Cromwell